Exhibit 10.2

AMENDMENT NUMBER TWO TO THE AMERICAN PUBLIC EDUCATION, INC.

EMPLOYEE STOCK PURCHASE PLAN

The American Public Education, Inc. Employee Stock Purchase Plan (the “ESPP”) is hereby amended (this “Amendment”) as set forth below by the Board of Directors of American Public Education, Inc. (the “Corporation”), subject to the approval of this Amendment by the stockholders of the Corporation:

1.           The first sentence of Section 2 of the ESPP is amended and restated to read as follows:

“Subject to adjustment as provided in Section 26 below, the aggregate number of shares of Common Stock that may be made available for purchase by participating employees under the Plan is three hundred thousand (300,000).”

2.            The last sentence of Section 25 of the ESPP is amended and restated to read as follows:

“In any event, the Plan shall, without further action of the Board, terminate on May 15, 2030, or, if earlier, at such time as all shares of Common Stock that may be made available for purchase under the Plan pursuant to Section 2 above have been issued.”

3.           The ESPP shall otherwise be unchanged by this Amendment.

4.           This Amendment is adopted subject to approval by the stockholders of the Corporation at the Corporation’s 2020 Annual Meeting of Stockholders.  If the stockholders fail to approve this Amendment at the Annual Meeting, the ESPP shall continue in existence in accordance with its terms.

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The foregoing Amendment to the ESPP was duly adopted and approved by the Board of Directors of the Corporation on March 30, 2020, subject to the approval of the Amendment by the stockholders of the Corporation.

/s/ Thomas A. Beckett
Secretary

The foregoing Amendment to the ESPP was duly adopted by the stockholders of the Corporation at a meeting held on May 15, 2020.

/s/ Thomas A. Beckett
Secretary